EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of Motorsports Emporium, Inc.
10631 E. Running Deer Trail
Scottsdale, Arizona 85262

     We consent to the use in this Registration Statement of Motorsports Emporium, Inc. and Subsidiaries (formerly known as Ten Stix, Inc.) on Form S-8 of our report, dated May 4, 2004, except for Note 12 as to which the date is June 18, 2004, (which includes an emphasis paragraph relating to the Company's ability to continue as a going concern), appearing in the Registration Statement.


/S/ HJ & Associates, LLC
HJ & Associates, LLC
December 13, 2004